Exhibit 10.1

October 12, 2017

Dear Joe:
On behalf of Bridgepoint Education, Inc., (the “Company”), I am pleased to offer you the temporary position of Interim Chief Financial Officer of the Company, reporting directly to the Company’s Chief Executive Officer (“CEO”). We are excited to be extending this offer of temporary employment to you and look forward to your assistance during this transition period. The purpose of this Offer Letter is to memorialize our understanding regarding your role as Interim Chief Financial Officer.
1.Term; Renewal; Termination for Cause.
(a)You shall begin your temporary employment as Interim Chief Financial Officer on October 13, 2017 and your temporary employment will end on April 13, 2018 (the “Initial Term”). The Company may, in its sole discretion, extend the term of your temporary employment for additional one month periods by providing you with advanced written notice (a “Renewal Period”) (the Initial Term and any Renewal Period shall be referred to in this Offer Letter as the “Term”). You will devote substantially all of your business time and attention to the Company during the Term.
(b)The Company reserves the right to terminate your temporary employment immediately for “Cause” as such term is defined in the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated May 10, 2017). If you are terminated for “Cause” you will receive your earned but unpaid base salary through your termination date.
2.Duties; Location.
(a)As Interim Chief Financial Officer, you will have the duties, responsibilities and authority customarily associated with a public company chief financial officer position and such other duties as may reasonably be assigned to you by the CEO including, without limitation, participating in earnings calls, signing and certifying necessary reports, and cooperating with and assisting the Company in its efforts to find and retain a new Chief Financial Officer and to transition your duties and responsibilities to such person. Although it is anticipated that you will serve as the Interim Chief Financial Officer through the end of the Term, it is possible we may appoint a new Chief Financial Officer prior to the expiration of the Term. In such case, you will remain a temporary employee, in the position of Special Assistant to the CEO, and agree to fully and diligently perform the remaining duties assigned to you by the CEO until the end of the Term.

8620 Spectrum Center Boulevard, San Diego, CA 92123

Exhibit 10.1

(b)Your office will be located at the Company’s headquarters at 8620 Spectrum Center Blvd., San Diego, California and your duties will be primarily performed there subject to requisite business travel.
3.Compensation; Expenses; Housing.
(a)Monthly Salary; No Cash Bonus; No Benefits. You will be paid a monthly base salary of $80,000, payable in the time and manner that the Company customarily pays its employees. As a temporary employee you will not be entitled to participate in the Company’s cash bonus programs nor will you be entitled to participate in the Company’s employee benefit plans including, without limitation, the Executive Severance Plan.
(b)One-Time Restricted Stock Unit Award. Within thirty (30) days following your start date you will be awarded restricted stock units with a grant date value of $150,000, with 100% of the restricted stock units vesting on the last day of the Initial Term, provided, that, if you die prior to the last day of the Initial Term the restricted stock units shall fully vest on the date of your death. The restricted stock units will be subject to the terms and conditions specified by the Compensation Committee, the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated May 10, 2017), the award agreement that you must execute as a condition of the grant, the Company’s insider trading policy, and the Company’s compensation recoupment policy or policies as may be in effect from time-to-time.
(c)Business Expenses. The Company will reimburse you for all necessary and usual expenses incurred in connection with the performance of your duties for the Company in accordance with our standard reimbursement policy.
(d)Housing. You will be entitled to corporate housing in accordance with Company policy.
4.Indemnification. You will be indemnified to the fullest extent permitted by law, from and against any and all liability, loss, damages or expenses incurred as a result of, arising out of, or in any way related to, your service as Interim Chief Financial Officer, in accordance with the Company’s Certificate of Incorporation and bylaws. The Company will maintain a directors and officers liability insurance policy (including tail coverage) covering you in your capacity as Interim Chief Financial Officer. The Company’s obligation to indemnify you will survive termination of this Agreement.
5.No Conflicting Obligations. By signing and returning this Offer Letter, you are certifying and representing to us that you have not entered into any agreement with any other company that prohibits you from working for the Company or limits your ability to carry out the duties of Interim Chief Financial Officer. You also agree that you have not taken and are not in possession of any information from any other company that is marked as confidential and/or proprietary or which you have reason to believe is confidential and/or proprietary.

8620 Spectrum Center Boulevard, San Diego, CA 92123

Exhibit 10.1

6. Proprietary Information and Inventions Agreement; Company Policies; Return of Company Property. This offer is contingent upon you signing our standard form of Proprietary Information and Inventions Agreement. During your temporary employment, you will be required to adhere to the Company’s policies and procedures, including the Company employee handbook.
7.Governing Law. This Offer Letter is governed by and enforced in accordance with the laws of the State of California, without regard to its choice of law provisions.
8.Dispute Resolution. You agree that any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to your temporary employment with the Company or that the Company may have against you arising from or relating to your temporary employment with the Company, of any nature whatsoever, other than those prohibited by law, will be settled solely and finally by binding arbitration in San Diego, California before a single neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect in the State of California, which can be found at www.adr.org, and for which you can request a copy from the Company, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this Section 9 will not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration. The arbitrator shall issue written findings of fact and conclusions of law.
9.Cooperation. Following your termination of temporary employment, you agree that, upon the Company’s request, you will cooperate with and assist the Company, its affiliates, and their respective legal counsel at any time and in any manner required by the Company, one or more of its affiliates, or its legal counsel in connection with any litigation, investigations, legal process, or similar matters involving events of which you have knowledge as a result of your temporary employment as Interim Chief Financial Officer. In the event of such requested cooperation, the Company shall reimburse you for your reasonable out-of-pocket expenses and, for your cooperation, you will be compensated at an hourly rate equivalent to your monthly base salary rate. Notwithstanding the foregoing, you shall not have the right to retain independent legal counsel, at the Company’s expense, without prior written approval of the Company.
This Offer Letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this Offer Letter. If you agree with the terms of this Offer Letter, please sign and date one copy of this Letter in the space below and return it to Diane.Thompson@bpiedu.com.

8620 Spectrum Center Boulevard, San Diego, CA 92123

Exhibit 10.1

We are thrilled to welcome you to our team! Please let me know if you have any questions.

Very truly yours,

/s/ Andrew Clark

Andrew Clark
Chief Executive Officer

JOSEPH D’AMICO:

/s/ Joseph D'Amico

Date: 10/12/17

8620 Spectrum Center Boulevard, San Diego, CA 92123